Exhibit 99.1

                 ISSI REVISES GUIDANCE FOR DECEMBER 2004 QUARTER

               SCHEDULES QUARTERLY CONFERENCE CALL FOR JANUARY 25

     SANTA CLARA, Calif., Jan. 3 /PRNewswire-FirstCall/ -- Integrated Silicon Solution, Inc. (Nasdaq: ISSI), announced today that it expects its revenue for the December 2004 quarter will be lower than the Company's previous guidance provided on October 28, 2004. The Company now expects that revenue for the December 2004 quarter will be in the range of approximately $30.0 million to $31.0 million. Further, the Company expects to report a loss for the quarter.

     "Our low and medium density DRAM family saw continuing pricing pressure throughout the quarter to a degree greater than we expected," said Jimmy Lee, Chairman and CEO. "We believe this is the result of too much inventory in the channel."

     ISSI has scheduled its regularly held quarterly conference call for Tuesday, January 25, 2005 at 1:30 p.m. Pacific time to discuss the company's financial results for the quarter ended December 31, 2004. If you plan to participate in the call, please RSVP either by telephone at 408-969-4774 or by email to ir@issi.com. The call will be webcast from ISSI's website at www.issi.com. No separate conference call will be held in conjunction with today's release.

     About ISSI
     ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) digital consumer electronics, (ii) networking, (iii) mobile communications and (iv) automotive electronics. The Company's primary products are high speed and low power SRAM and low and medium density DRAM. The Company also designs and markets EEPROM, SmartCards and is developing selected non-memory products focused on its key markets. ISSI is headquartered in Silicon Valley with worldwide offices in China, Europe, Hong Kong, India, Korea and Taiwan. Visit our web site at www.issi.com.

     Safe Harbor Statement
     The statements in this press release regarding our estimated December 2004 quarter revenue and earnings/loss, DRAM pricing pressure and inventory in the channel are forward-looking statements that are subject to risks. Actual results may differ materially from current expectations due to many factors, including adverse changes in market conditions, further reductions in average selling prices, reductions in book value of our inventory, the Company's inability to effectively reduce expenses, manufacturing yields, order cancellations, order rescheduling, decreasing demand, product warranty claims, product returns, competition, the level and value of inventory held by OEM customers or the Company, completion of our financial statements for the December 2004 quarter, or other factors. Stockholders of ISSI are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. ISSI does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances, or new information after this January 3, 2005 press release, or to reflect the occurrence of unanticipated events. Further information that could affect the Company's results is detailed in ISSI's periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10K for the fiscal year ended September 30, 2004.

SOURCE  Integrated Silicon Solution, Inc.
     -0-                             01/03/2005
     /CONTACT: Suzanne Weaver, Investor Relations, +1-408-969-4774, or ir@issi.com, or Gary L. Fischer, President & COO, +1-408-969-4612, or ir@issi.com, both of ISSI/
     /Web site:  http://www.issi.com /
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